Exhibit 23.4

Consent of Independent Certified Public Accountants

We have issued our report dated May 8, 2015 with respect to the carve-out combined financial statements included on Form 6-K as of and for the years ended June 30, 2014 and 2013 of Meritas Group, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Chicago, IL

May 29, 2015